Exhibit 8.1

1200 Seventeenth Street, N.W. Washington, D.C. 20036-3006	Tel202.663.8000 Fax202.663.8007 www.pillsburylaw.com

June 22, 2020

Saul Centers, Inc.
7501 Wisconsin Avenue, Suite 1500
Bethesda, Maryland 20814

Ladies and Gentlemen:
Saul Centers, Inc. (the “Company”) has filed a registration statement on Form S-3, as amended (the “Registration Statement,” which term includes the prospectus (the “Prospectus”) dated June 22, 2020 and all documents incorporated and deemed to be incorporated by reference therein) with the Securities and Exchange Commission. In connection with the filing of the Registration Statement, you have asked us to render an opinion with respect to the qualification of the Company as a real estate investment trust (“REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).
In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Registration Statement, (2) the Articles of Incorporation of the Company, as amended, restated or supplemented (the “Articles of Incorporation”), (3) certain written representations of the Company contained in a letter to us dated as of the date hereof, (4) representative copies of the leases entered into by the Company as of the date hereof, and (5) such other documents or information as we have deemed necessary to render the opinions set forth in this letter.
In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents as to factual matters (but not legal conclusions) are true, correct and complete, and that all representations that speak in the future, or to the intention, or to the best of belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. Nothing has come to our attention which would cause us to believe that any of such representations are untrue, incorrect or incomplete. We have also assumed that all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation have been or will be performed or satisfied in accordance with their terms. Further, we have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Exhibit 8.1

Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that the representations of the Company are with respect to matters set forth in the Code or the regulations promulgated thereunder (the “Treasury Regulations”), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.
Based upon and subject to the foregoing and to the qualifications below, we are of the opinion that:
1. The Company was a REIT under the Code for each of its taxable years ending through December 31, 2019.
2. The Company is organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation and ownership will enable it to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years.
3. The statements in (x) the Prospectus under the caption “Material Federal Income Tax Considerations,” and (y) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the captions “Risk Factors - Failure to qualify as a REIT for federal income tax purposes would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of distributions,” “Risk Factors - We may be required to incur additional debt to qualify as a REIT,” “Risk Factors - U.S. federal tax reform legislation now and in the future could affect REITs, both positively and negatively, in ways that are difficult to anticipate,” and “Risk Factors - To maintain our status as a REIT, we limit the amount of shares any one stockholder can own,” which are incorporated by reference into the Registration Statement, to the extent that they discuss matters of law or legal conclusions or purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects, and the discussion thereunder expresses the opinion of Pillsbury Winthrop Shaw Pittman LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with regard to those matters.
The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulations (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company’s ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given as to whether, for any given taxable year, the actual ownership of the Company’s stock and its actual operating results and distributions satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.
The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

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